Exhibit 99.3

                               HFS INCORPORATED
                                 6 Sylvan Way
                         Parsippany, New Jersey  07054

                                        December 13, 1996

          General Motors Corporation
          767 Fifth Avenue
          New York, New York  10153
          Facsimile:  (212) 418-3695
          Attention:  Treasurer

          Gentlemen:

                    Reference is made to the Stock Purchase Agreement (the "Agreement"), dated as of August 28, 1996, by and between HFS Incorporated ("HFS") and General Motors Corporation ("GM"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

                    HFS hereby extends the Directed Sale Date to the close of business on January 31, 1997; provided, that GM shall not sell any of the 1,067,398 shares of HFS common stock held by it as of the date hereof (the "Remaining Shares") prior to the close of business on the tenth business day prior to the Directed Sale Date unless directed to do so by HFS. Any Remaining Shares not sold as of the close of business on the Directed Sale Date shall be valued at the closing price of HFS common stock on the New York Stock Exchange on the Directed Sale Date.

                    HFS agrees to pay to GM interest on the value of each of the Remaining Shares at a rate of LIBOR plus 100 basis points. With respect to a Remaining Share, interest shall be calculated from and including November 17, 1996 to but not including the date of sale of such Remaining Share. HFS shall deliver to GM cash in the amount equal to the aggregate interest owed on the Remaining Shares at the time HFS is, or would be, required to pay the Post-Closing Adjustment, if any. For purposes of calculating interest pursuant to this paragraph: (i) each of the Remaining Shares shall be valued at $74.063; and (ii) LIBOR shall mean the one month London Interbank Offered Rate as published in the Wall Street Journal.

                    In addition, HFS shall deliver to GM not later than five business days after the date hereof, one or more letters of credit in the amount of $30 million (the "Letter of Credit") in order to secure payment by HFS to GM of the Post-Closing Adjustment. The Letter of Credit shall be in form and substance, and issued by one or more banking institutions, satisfactory to GM. GM shall be entitled to draw down on the Letter of Credit on the third business day after the day HFS was required to deliver to GM the Post-Closing Adjustment, if any, and failed to do so; provided that GM delivers to HFS advance notice of its intent to draw down on the Letter of Credit and GM has otherwise complied with the terms hereof. The Letter of Credit shall expire on February 14, 1997.

                    If on any day between the date hereof and January 20, 1997, GM delivers written notice to HFS that an estimate of the Post-Closing Adjustment (the "Estimated Post-Closing Adjustment") equals or exceeds $25 million on each of three consecutive trading days during the period between the date hereof and January 17, 1997, had the Remaining Shares not yet sold been sold at the closing prices of a share HFS common stock on the New York Stock Exchange on each of such three days, then HFS shall, within five business days of receipt of such notice, deliver to GM one or more additional letters of credit in such amounts that such letters of credit, together with the Letter of Credit, shall equal an amount which is at least 120% of the highest Estimated Post-Closing Adjustment of such three trading days. Such additional letters of credit shall be in form and substance, and issued by one or more banking institutions, satisfactory to GM. Any additional letters of credit issued shall be subject to the same terms and conditions as the Letter of Credit. No subsequent notice delivered by GM shall include a trading day which is within five trading days of trading day used in a prior notice.

                    Please confirm that the foregoing is acceptable to GM by signing the enclosed copy of this letter in the space provided below and returning the same to me at your earliest convenience.

                                        Very truly yours,

                                        HFS INCORPORATED

                                        By: /s/ James E. Buckman
                                           ------------------------
                                           Name:  James E. Buckman
                                           Title: Executive Vice
                                                    President and
                                                    General Counsel

          Agreed to and Accepted
          as of the date first above
          written:

          GENERAL MOTORS CORPORATION

          By: /s/ E. Follin Smith
             -----------------------
             Name:  E. Follin Smith
             Title: Assistant Treasurer

          cc:  General Counsel
               General Motors Corporation
               3044 West Grant Boulevard
               Detroit, Michigan  48232
               (313) 974-0209